Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President, Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

sgalliker@dyax.com

Dyax Corp. Announces First Quarter 2003 Financial Results

CAMBRIDGE, MA, April 29, 2003 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the first quarter ended March 31, 2003.

For the quarter ended March 31, 2003, the Company reported a net loss of $6,379,000 or $0.31 per share as compared to a net loss of $7,064,000 or $0.36 per share in the comparable quarter of 2002.  Dyax ended the first quarter of 2003 with $30,996,000 in cash and cash equivalents, exclusive of restricted cash, an increase of approximately $2.8 million since December 31, 2002.

Revenue for the quarter ended March 31, 2003 increased 4.4% to $9,275,000 as compared to $8,886,000 for the first quarter of 2002.  The increase in revenue was due primarily to product sales by Dyax’s wholly-owned separations subsidiary, Biotage, Inc.  Separations product revenues were $5.4 million for the first quarter of 2003, an increase of 8.8% compared to the same period in 2002.  Biopharmaceutical product development and license fee revenues for the first quarter of 2003 were consistent with the first quarter of 2002 at $3.9 million. This revenue consistency is primarily due to decreased revenues from our DX-890 collaboration with Debiopharm S.A. as compared to the same quarter last year, offset by increases in Biopharmaceutical funded research, product manufacturing activities and license revenues. Outsourced production manufacturing activities comprise a major portion of our DX-890 collaboration revenues, which can vary significantly on a quarter-by-quarter basis.

Research and development expenses for the first quarter of 2003 decreased 1.6% to $7,468,000 from $7,590,000 for the first quarter of 2002. The decrease resulted primarily from lower compound manufacturing expenses for DX-890, as well as reduced direct employee costs and lower non-cash compensation charges. The decrease in research and development expenses was partly offset by a $1.0 million commitment to acquire Genzyme Corporation’s rights to acquire Dyax’s DX-88 compound during the second quarter for use in cardiopulmonary bypass and other surgery indications, and research costs related to product line development at Biotage, Inc.

“We have experienced a very positive start to the year.  In the area of clinical development, we are very pleased to have reported initial results from our phase II European trial of DX-88 in hereditary angioedema, in which the primary endpoint was met.  We also completed the first of four dose cohorts in our second trial of DX-88 in hereditary angioedema, referred to as EDEMA1. This is a 48-patient placebo-controlled study in which patients are being treated in the U.S., and this study is progressing on schedule with the second dose cohort now underway,” reported Henry E. Blair, Chairman, President and CEO of Dyax. “In the area of revenue generating collaborations, we announced in April the exciting discovery of low-picomolar affinity antibodies against Endotheliase II, an oncology target provided by our collaborator, Corvas.  We intend to advance one of these antibodies into preclinical development with Corvas.  Further, ImClone Systems has exercised its options to advance two antibodies discovered from Dyax’s original antibody library into development and has also licensed our new antibody library. These events validate both the power of our discovery technology and our strategy of obtaining licenses to key third party intellectual property pertaining to antibody phage display, which we completed early in the quarter,” added Mr. Blair.

“I’m happy to report that we also successfully completed a shelf-registered common stock offering in March, in which we raised $8.8 million at a premium to market price per share. We believe the pricing speaks to participating investors’ belief in the value of Dyax, and the capital raised will continue to support and advance our clinical and preclinical programs,” concluded Mr. Blair.

Commenting on the first quarter of 2003, Stephen Galliker, EVP Finance and Administration, and Chief Financial Officer of Dyax Corp. said, “Our plan for the remainder of 2003 is to continue to grow our Biopharmaceuticals and Separations products businesses, and to conserve cash in order to support selective development programs. Our recent equity financing gives us additional flexibility in supporting our candidates in clinical and preclinical development.  Our financial guidance of 20-30% revenue growth for the entire year remains unchanged.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss first quarter 2003 financial results and company progress:

Date:	Tuesday, April 29, 2003

Time:

10:00 a.m. EST

Telephone Access:	Domestic callers, dial 1-800-838-4403
International callers, dial 1-973-317-5319
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through May 15, 2003 and can be accessed by dialing 1-800-428-6051. International callers should dial 973-709-2089.  The replay passcode I.D. for all callers is 290727.  The webcast will also remain on the Dyax website for an indefinite period of time.

Annual Meeting of Shareholders

Dyax’s 2003 Annual Meeting of Shareholders will be held at 2:00 p.m. EST on Thursday, May 15, at Dyax Corp., 300 Technology Square, 8th Floor, Cambridge, Massachusetts.  All shareholders are cordially invited to attend.

Dyax Corp.

Dyax Corp. is a biopharmaceutical company principally focused on the discovery, development and commercialization of therapeutics for inflammatory conditions and in oncology.  Dyax currently has two product candidates in clinical development, DX-88 and DX-890.  DX-88 is being studied in phase II clinical trials for the treatment of hereditary angioedema in collaboration with Genzyme Corporation. Dyax is also studying DX-88 in a phase I/II clinical trial for use during cardiopulmonary bypass surgery. DX-890 is being studied in phase IIa clinical trials for the treatment of cystic fibrosis in collaboration with Debiopharm, S.A.  Dyax utilizes its proprietary phage display technology to rapidly identify a broad range of recombinant protein, peptide, and fully human monoclonal antibody compounds that bind with high affinity and specificity to targets of interest, with the objective of selecting those compounds with the greatest potential for advancement into clinical development.  The Company leverages broadly its core phage display technology through revenue generating licenses and collaborations in therapeutics and in non-core areas of affinity separations, diagnostic imaging, and research reagents. Through its subsidiary, Biotage, Inc., Dyax develops, manufactures and sells chromatography separations systems and products to pharmaceutical companies worldwide for drug discovery and purification.  For more information on Dyax Corp., please visit the Company’s website at www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect future revenues, operating results, financial position, research and development programs, clinical trials and collaborations include Dyax’s dependence on the expertise, effort, priorities and contractual obligations of its collaborators in the development, clinical trials, manufacture, marketing, sales and distribution of biopharmaceuticals developed by Dyax or its collaborators; the risk that biopharmaceuticals developed by Dyax or its collaborators may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; Dyax’s ability to obtain and maintain intellectual property protection for its products and technologies; the development of technologies or products superior to its technologies or products; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.  Biotage are  registered trademarks of Biotage, Inc., a Dyax subsidiary.

- Financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2003	2002

Revenue:
Seperations product revenues	$5,419,000	$4,982,000
Biopharmaceutical product development and license fee revenues	3,856,000	3,904,000
Total revenues	9,275,000	8,886,000

Costs and expenses:
Cost of products sold	2,445,000	2,172,000
Research and development (Note 1)	7,468,000	7,590,000
Selling, general and administrative (Note 2)	5,419,000	6,151,000
Total costs and expenses	15,332,000	15,913,000

Loss from operations	(6,057,000)	(7,027,000)
Other (expense) income, net	(322,000)	(37,000)
Net loss	$(6,379,000)	$(7,064,000)

Basic and diluted net loss per share	$(0.31)	$(0.36)

Weighted average number of shares used in computing basic and diluted net loss per share	20,378,534	19,560,357

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2003	2002

Cash and cash equivalents	$30,996,000	$28,199,000
Restricted cash	5,920,000	5,635,000
Working capital	20,005,000	17,692,000
Total assets	75,477,000	73,906,000
Stockholders' equity	32,935,000	30,843,000

(Note 1)  Includes charges for non-cash stock based compensation of $46,000 and $123,000 for the three months ended March 31, 2003 and 2002.

(Note 2)  Includes charges for non-cash stock based compensation of $94,000 and $156,000 for the three months ended March 31, 2003 and 2002.

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